Exhibit 5.1

December 16, 2016

Securities and Exchange Commission

450 – Fifth Street NW

Washington, DC 20549

Dear Sirs/Mesdames:

RE:	Shaw Communications Inc. – Dividend Reinvestment Plan

We have acted as Canadian counsel to Shaw Communications Inc. (the “Corporation”) in connection with the filing of a registration statement on Form F-3 dated December 16, 2016 (the “Registration Statement”) with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, that registers 10,000,000 Class B Non-Voting Participating Shares (the “Class B Shares”) issuable pursuant to the Corporation’s Dividend Reinvestment Plan (the “Plan”).

In connection with the opinions hereafter expressed, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed necessary. As to certain matters of fact, we have relied upon a certificate of an officer of the Corporation. For the purposes of the opinions expressed below, we have assumed, without independent investigation or verification, the genuineness of all signatures (whether on originals or copies of documents) and the authority of all persons signing documents examined by us, the authenticity of all documents and instruments submitted to us as originals and the conformity to originals of all documents and instruments submitted to us as certified, conformed, photostatic or facsimile copies thereof.

We express no opinion as to any matters governed by any laws of any jurisdiction other than the laws of the Province of Alberta and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province of Alberta and the laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that:

1.	The Class B Shares will be, when issued and delivered in accordance with the terms and conditions of the Plan, validly issued and outstanding as fully paid and non-assessable shares of the Corporation.

2.	The summary set forth under the heading “Income Tax Considerations Relating to the Plan—Canadian Federal Income Tax Considerations” in the Registration Statement is a fair and accurate summary of the material Canadian federal income tax considerations generally applicable to a participant in the Plan.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations thereunder.

Yours truly,

/s/ Dentons Canada LLP